John H. Lively

The Law Offices of John H. Lively & Associates, Inc.

A Member Firm of The 1940 Act Law Group

2041 West 141stTerrace, Suite 119

Leawood, KS  66224

Phone: 913.660.0778   Fax: 913.660.9157

 john.lively@1940actlawgroup.com

October 27, 2011

Acadia Mutual Funds

One Penn Plaza, 36th Floor

New York, New York 10119

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Other Service Providers” in the Statement of Additional Information for the Acadia Principal Conservation Fund, a series portfolio of the Acadia Mutual Funds (the “Trust”), which is included in Post-Effective Amendment No. 1 to  the Registration Statement under the Securities Act of 1933, as amended (No. 333-162629), and Amendment No. 4 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22341), on Form N-1A of the Trust.

Sincerely,

The Law Offices of John H. Lively & Associates, Inc.